Exhibit 10.34

EMPLOYMENT AGREEMENT

dated as of November 3, 2014,

between

COBALT INTERNATIONAL ENERGY, INC.,

(the Company)

and

JAMES W. FARNSWORTH,

(Employee)

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2

ARTICLE 2
EFFECTIVENESS; TERM OF AGREEMENT;
TERMINATION OF PRIOR AGREEMENT

Section 2.01. Effectiveness; Term of Agreement	8
Section 2.02. Termination of Prior Agreement; Continuing Effectiveness of Transfer Restrictions	8

ARTICLE 3
POSITIONS AND DUTIES

Section 3.01. Employment; Positions	8
Section 3.02. Duties and Services	9
Section 3.03. Succession Planning	9
Section 3.04. Other Interests	9

ARTICLE 4
CERTAIN EMPLOYEE REPRESENTATIONS AND AGREEMENTS;
SPECIAL EQUITY GRANTS

Section 4.01. Transfer Restrictions	10
Section 4.02. Life Insurance	10
Section 4.03. Equity Grant In Connection With Execution of This Agreement	10
Section 4.04. Partial Forfeiture in the Event of Employee’s Breach of Article 11 or Article 12	10

ARTICLE 5
CONFIDENTIAL INFORMATION, INVENTIONS,
BUSINESS OPPORTUNITIES AND GOODWILL

Section 5.01. Confidential Information, Inventions, Business Opportunities and Goodwill	11

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ARTICLE 6
COMPENSATION AND BENEFITS

Section 6.01. Base Salary	12
Section 6.02. Bonuses	12
Section 6.03. Long-Term Equity Incentive Compensation	12
Section 6.04. Other Benefits	12
Section 6.05. Expenses	12
Section 6.06. Vacation and Sick Leave	13
Section 6.07. Offices	13
Section 6.08. Clawback Provisions	13

ARTICLE 7
TERMINATION OF EMPLOYMENT; NOTICE
OF TERMINATION OF EMPLOYMENT; NOTICE OF NON-RENEWAL

Section 7.01. Termination of Employment	13
Section 7.02. Notice of Termination of Employment	14
Section 7.03. Deemed Resignations	14
Section 7.04. Notice of Non-Renewal of This Agreement	15

ARTICLE 8
SEVERANCE BENEFITS

Section 8.01. Death, Disability, Termination for Cause or Resignation Without Good Reason	15
Section 8.02. Involuntary Termination	15
Section 8.03. Death, Disability or Involuntary Termination After Agreement Termination Date	16

ARTICLE 9
VESTING OF CERTAIN EQUITY-BASED AWARDS UPON EXPIRATION OF INITIAL TERM OF THIS AGREEMENT

Section 9.01. Vesting of Certain Equity-Based Awards	16

ARTICLE 10
INTEREST ON LATE PAYMENTS

Section 10.01. Interest on Late Payments	17

ARTICLE 11
COMPETITION

Section 11.01. Competition	17

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ARTICLE 12
NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

Section 12.01. Nondisclosure of Confidential and Proprietary Information	19

ARTICLE 13
INVENTIONS

Section 13.01. Inventions	21

ARTICLE 14
INJUNCTIVE RELIEF

Section 14.01. Injunctive Relief	21

ARTICLE 15
NON-DISPARAGEMENT

Section 15.01. Non-Disparagement	22

ARTICLE 16
GENERAL

Section 16.01. Survivorship	22
Section 16.02. Arbitration	22
Section 16.03. Payment Obligations Absolute	23
Section 16.04. Successors	23
Section 16.05. Severability	24
Section 16.06. Non-alienation	24
Section 16.07. Notices	24
Section 16.08. Controlling Law and Waiver of Jury Trial	24
Section 16.09. Release and Delayed Payment Restriction	24
Section 16.10. Full Settlement	25
Section 16.11. Unfunded Obligation	25
Section 16.12. No Right to Continued Employment	25
Section 16.13. Withholding of Taxes and Other Employee Deductions	25
Section 16.14. Number and Gender	26
Section 16.15. Entire Agreement	26

EXHIBIT A Form of Release

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 3, 2014 (“Effective Date”), is made by and between COBALT INTERNATIONAL ENERGY, INC., a Delaware corporation (the “Company”), and James W. Farnsworth, (“Employee”) (jointly referred to herein as the “Parties”).

RECITALS

WHEREAS, the Company and Employee are party to an employment agreement dated October 23, 2009 (the “Prior Agreement”) that is scheduled to expire on December 21, 2014;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the Company’s entering into this Agreement with Employee to pay for Employee’s services and in exchange for the promises and covenants herein;

WHEREAS, this Agreement shall supersede the Prior Agreement except as set forth in Section 2.02 and 4.01 herein.

WHEREAS, during the course of Employee’s employment, Company has provided and will continue to provide Employee with non-public, confidential, and proprietary information developed by the Company relating to the Company’s Business, interests, methods, business plans, finances, and operations;

WHEREAS, the Board of Directors of the Company (the “Board”) and its designated committee(s) intends to encourage Employee’s continued service to the Company, Employee’s participation in the Company’s succession planning for Employee’s position, and the development of the Company’s short and long-term Business (as defined in Section 11.01(a) of this Agreement), interests, goals, and goodwill;

WHEREAS, the Company invests considerable resources in building partner, vendor, supplier, banking, financier, and investor relationships, and developing strategic plans and goodwill in the energy industry, not only by paying for Employee’s services and investing in the development of Employee, but also by investing in research and development, and exploration techniques and technologies which are non-public, confidential, and proprietary;

WHEREAS, the Company and Employee acknowledge that the breadth and scope of the Company’s operations covers a global territory due to the nature of the oil and natural gas exploration business, the Company’s operations and Business, exploration goals and strategies, which Employee has had access to and will continue to have access to in order to perform Employee’s duties; and

WHEREAS, the Company and Employee agree and understand that this Agreement and the mutual promises and covenants herein are intended to, and do, advance the interests of the Company, including but not limited to the Company’s goodwill, growth, strategy, and development, and also the interests of Employee, and are also reasonable and necessary to protect Company’s Business, confidential and proprietary information, and goodwill.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration set forth herein, the sufficiency of which is acknowledged by the Parties, the Company and Employee agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.

“Accrued Obligations” shall mean Employee’s base salary through the Date of Termination of Employment not theretofore paid, any expenses owed to Employee under the Company’s expense reimbursement policy as in effect from time to time, any accrued vacation pay owed to Employee pursuant to the Company’s vacation policy as in effect from time to time, any earned but unpaid annual performance bonus with respect to a calendar year that has ended on or before the Date of Termination of Employment (it being understood that a bonus will not be considered to have been unearned merely because Employee has not remained employed through the payment date so long as Employee has remained employed through the end of the calendar year that has ended on or before the Date of Termination of Employment), any amount accrued and arising from Employee’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements maintained by the Company which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to Employee under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its Affiliates and subsidiaries.

“Affiliate” shall mean any entity that owns or controls, is owned or controlled by, or is under common control with, the Company. An entity is deemed to control another if it owns, directly or indirectly, at least 50% of: (i) the shares entitled to vote at a general election of directors of such other entity, or (ii) the voting interest in such other entity if such entity does not have either shares or directors.

“Agreement Termination Date” shall mean the last day of the Employment Term.

“Annual Bonus” shall have the meaning assigned to such term in Section 6.02.

“Annualized Base Salary” shall mean an amount equal to the greater of:

Employee’s annualized base salary at the rate in effect on the date of his Involuntary Termination or termination by reason of death or Disability, as applicable;

Employee’s annualized base salary at the rate in effect 90 days prior to the date of his Involuntary Termination or termination by reason of death or Disability, as applicable; or

Employee’s annualized base salary at the rate in effect immediately prior to a Change in Control if, on the date upon which such Change in Control occurs or within two years thereafter, Employee’s employment shall be subject to an Involuntary Termination or be terminated by reason of death or Disability.

Annualized Base Salary shall not include any bonuses, incentive compensation, or equity-based compensation.

“Base Salary” shall have the meaning assigned to such term in Section 6.01.

“Board” shall have the meaning assigned to such term in the Recitals.

“Cause” shall mean:

(i)                                     The willful failure of Employee to substantially perform Employee’s duties as an employee of the Company (other than any such failure resulting from Employee’s physical or mental incapacity),

(ii)                                  Employee’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty that results in material and demonstrable harm to the Company or any of its Affiliates,

(iii)                               Employee’s willful and material breach of this Agreement (as amended from time to time) that results in material and demonstrable harm to the Company or any of its Affiliates,

(iv)                              Employee’s having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any felony under the laws of the United States, any state or the District of Columbia, where such felony involves moral turpitude or where, as a result of such felony, the continued employment of Employee would have, or would reasonably be expected to have, a material adverse impact on the Company’s or any of its Affiliates’ reputations,

(v)                                 Employee’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied,

(vi)                              Employee’s unlawful use (including being under the influence of) or possession of illegal drugs on the Company’s or any of its Affiliate’s premises or while performing Employee’s duties and responsibilities as an employee of the Company, or

(vii)                           Employee’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates.

The provisions in this Agreement for termination (for Cause or otherwise) are set forth in more detail in Section 7.02, including provisions regarding notice and opportunity to cure.

For purposes of this definition, no act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company (other than Employee if he is serving in such capacity) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(a)                                 “Change in Control” means the occurrence of any one or more of the following events:

(i)                                     any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”)), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)                                  at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii)                               the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person (other than an affiliate (as defined in the Company Long Term Incentive Plan)) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to Employee if Employee is part of a “group” within the meaning of Section 13(d)(3) of the Act that consummates the Change in Control transaction.  In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Date of Termination of Employment” shall mean (i) if Employee’s employment with the Company is terminated by his death, the date of Employee’s death, or (ii) if Employee’s employment with the Company is terminated for any reason whatsoever other than Employee’s death, the earlier of the date indicated in the Notice of Termination of Employment or the date specified by the Company pursuant to Section 7.02.

“Disability” shall mean, at any time the Company or any Affiliate sponsors a long-term disability plan that covers Employee and other employees of the Company, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, then “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Employee has a Disability shall be made by the person or persons required to make final disability determinations under the long-term disability plan.  At any time the Company or any Affiliate does not sponsor such a long-term disability plan, Disability shall mean Employee’s inability to perform, with or without reasonable accommodation, the essential functions of his position with the Company for a total of three months during any six-month period as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Employee’s Disability.

“Effective Date” shall have the meaning assigned to such term in the preamble of this Agreement.

“Employment Term” shall have the meaning assigned to such term in Section 2.01.

“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in Employee’s base salary or (ii) relocation of the geographic location of Employee’s principal place of employment by more than 75 miles from Houston, Texas.

Notwithstanding the preceding provisions of this definition or any other provision in this Agreement to the contrary, any assertion by Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions precedent are satisfied: (A) the condition described in clauses (i) or (ii) of this definition giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Company of such condition in accordance with Section 16.07 within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of Employee’s termination of employment for Good Reason must occur within 90 days after the initial existence of the condition specified in such notice.

“Inventions” shall have the meaning assigned to such term in Article 13.

“Involuntary Termination” shall mean any termination of Employee’s employment with the Company (i) by the Company without Cause or (ii) by Employee for Good Reason.  “Involuntary Termination” shall not include a termination of Employee’s employment with the Company for any other reason whatsoever, including, without limitation: (A) by the Company for Cause, (B) by Employee without Good Reason, or (C) as a result of Employee’s death or Disability.

“Long Term Incentive Plan” shall mean the Cobalt International Energy, Inc. Long Term Incentive Plan as in effect from time to time or any successor plan thereto.

“Non-Compete Period” shall have the meaning assigned to such term in Section 11.01(a).

“Notice of Non-Renewal” shall have the meaning assigned to such term in Section 7.04.

“Notice of Termination of Employment” shall have the meaning assigned to such term in Section 7.02.

“Prior Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Pro Rata Bonus” shall mean an amount equal to the product of (i) the actual annual bonus Employee would have been entitled to receive, based on the Company’s actual performance through the end of the calendar year in which Employee’s termination of employment with the Company occurred, determined as if he had continued his employment with the Company through the end of such calendar year and (ii) a fraction, the numerator of which is the number of days during the calendar year through the date of Employee’s termination of employment with the Company and the denominator of which is 365.

“Pro Rata Bonus Payment Date” shall mean, with respect to a Pro Rata Bonus for a particular calendar year, the date on which annual bonuses for such calendar year are generally paid to employees of the Company who have not terminated employment with the Company, but in no event earlier than January 1 of the year following such calendar year nor later than December 31 of the year following such calendar year.

“Renewal Date” shall have the meaning assigned to such term in Section 2.01.

“Separation from Service” means, with respect to Employee, the (i) cessation of all services performed by Employee for the Company or (ii) permanent decrease in the level of services performed by Employee for the Company (whether as an employee or as an independent contractor) to no more than 20 percent of the average level of services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company, if Employee has been providing services to the Company for less than 36 months).

“Severance Amount” shall mean (i) if Employee incurs an Involuntary Termination prior to a Change in Control or on or after the second anniversary of the Change in Control (to the extent applicable), 100% of Annualized Base Salary and (ii) if Employee incurs an Involuntary Termination on the date of the Change in Control or prior to the second anniversary of the Change in Control, 100% of Annualized Base Salary.

“Transfer” shall have the meaning assigned to such term in Section 9.01.

ARTICLE 2
EFFECTIVENESS; TERM OF AGREEMENT;
TERMINATION OF PRIOR AGREEMENT

Section 2.01.  Effectiveness; Term of Agreement.  This Agreement is effective as of the Effective Date, referenced in the preamble of this Agreement, and shall continue until December 31, 2016, unless terminated earlier pursuant to Article 7 of this Agreement; provided that, on December 31, 2016 and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall automatically extend, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days prior to the applicable Renewal Date.  The period during which Employee is employed by the Company is referred to as the “Employment Term”. The covenants contained in Articles 11, 12, 13, 14, and 15 shall remain enforceable past the Employment Term, as specifically set forth in those Articles.

Section 2.02.  Termination of Prior Agreement; Continuing Effectiveness of Transfer Restrictions.  The Prior Agreement shall be of no further force or effect upon the Effective Date of this Agreement, except for the transfer restrictions set forth in Annex II of the Prior Agreement, which shall remain in full force and effect pursuant to the terms thereof and are incorporated herein by reference.  By entering into this Agreement, Employee hereby agrees to continue to be bound by the transfer restrictions set forth in Annex II of the Prior Agreement.

ARTICLE 3
POSITIONS AND DUTIES

Section 3.01.  Employment; Positions.  Employee shall be employed as Chief Exploration Officer and Executive Vice President, Exploration and New

Ventures of the Company.  The Company may subsequently assign Employee to a different position with the Company or any Affiliate of the Company or modify Employee’s duties and responsibilities; provided that any assignment of a new position or modification of Employee’s duties or responsibilities shall be subject to Employee’s consent, which consent may not be unreasonably withheld so long as the new position reasonably relates to Employee’s experience and existing position. With respect to reporting relationships, Employee currently reports to the Company’s Chief Operating Officer.  In the event that executive leadership changes at the Company would otherwise result in Employee reporting to anyone other than the Company’s current Chief Operating Officer, the Company will take the necessary steps to mitigate any of Employee’s concerns with respect to reporting relationships, including Employee reporting directly to the Company’s Chief Executive Officer.

Section 3.02.  Duties and Services.  Employee agrees to serve in the position(s) assigned pursuant to Section 3.02 and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such position(s), as well as such additional duties and services that the Company may reasonably direct Employee.  Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees.

Section 3.03.  Succession Planning.  Employee agrees that Employee’s duties and services to the Company include participating in good faith in the Company’s succession planning for Employee’s position, as directed by the Company’s Chief Executive Officer.  Employee’s succession planning responsibilities may include, but are not limited to, Employee’s collaboration with the Company in identifying, evaluating and developing a successor for Employee’s position, as well as facilitating a smooth transition to such successor.

Section 3.04.  Other Interests.  Employee agrees, during the period of Employee’s employment by the Company, to devote substantially all of Employee’s business time, energy and best efforts to the business and affairs of the Company and its Affiliates.  Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s passive personal investments, (b) engage in charitable and civic activities and (c) serve on corporate boards and committees of for-profit companies, so long as such activities do not conflict with the Business and affairs of the Company and its Affiliates or interfere with Employee’s performance of Employee’s duties.

ARTICLE 4
CERTAIN EMPLOYEE REPRESENTATIONS AND AGREEMENTS;
SPECIAL EQUITY GRANTS

Section 4.01.  Transfer Restrictions.  Employee agrees that Employee shall remain bound by the transfer restrictions set forth in Annex II to the Prior Agreement, which are incorporated herein by reference.

Section 4.02.  Life Insurance.  This Agreement constitutes written notice to Employee that (a) the Company or an Affiliate may insure Employee’s life, (b) the Company or an Affiliate shall have the right to determine the amount of insurance and the type of policies, and (c) the Company or an Affiliate will be the beneficiaries of any proceeds payable under such policies upon the death of Employee.  Employee hereby irrevocably consents to being insured under the policies described in the preceding sentence and to the coverage under such policies continuing after the termination of this Agreement and/or Employee’s termination of employment with the Company and its Affiliates.  Employee agrees and acknowledges that Employee shall not have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policies, and neither Employee nor any other person claiming through Employee shall have any interest in such policies.  Employee shall (i) furnish any and all information reasonably requested by the Company, any Affiliate or the insurer to facilitate the issuance of the life insurance policy or policies described in this paragraph or any adjustment to any such policy, and (ii) take such physical examinations as the Company, any Affiliate or the insurer deems necessary.  Employee shall incur no financial obligation by executing any required document pursuant to this Section 4.02, and shall have no interest in any such policy.

Section 4.03.  Equity. Grant In Connection With Execution of This Agreement.  In consideration for the promises and covenants contained in this Agreement, including those promises and covenants contained in Articles 11 and 12, Employee shall receive on January 15, 2015 and on January 15, 2016, an equity award granted pursuant to the terms of the Company’s Long Term Incentive Plan. Each award shall have a target value of $2,000,000 and shall be awarded 50% in the form of stock options to purchase shares of the Company’s common stock and 50% in the form of restricted shares of the Company’s common stock.  Vesting of the stock option awards and vesting of the restricted stock awards shall require satisfaction of both a service condition and a performance condition.  The service condition under each award shall be satisfied on December 31, 2016, subject to Employee’s continued employment through such date, and the performance condition shall be satisfied subject to the attainment of a $23.06 closing share price of the Company’s common stock for a period of at least 20 out of 30 continuous days on which the shares are quoted or traded at any time during the ten-year term of each award.  These awards shall be governed by the terms and conditions of the Long Term Incentive Plan and the terms and conditions set forth in the applicable award agreement.  Employee agrees that Employee is not otherwise entitled to these awards, and that these awards provide Employee an interest in the Company that Employee would not otherwise have.  Employee also agrees that these awards are good and valuable consideration, which are intended to, and do, protect the Company’s interests, including, but not limited to, non-public, confidential, and proprietary information, trade secrets, the Company’s Business, and goodwill.  Employee also agrees that such consideration is reasonably related to the interests described above, which are worthy of protection. The Company agrees that these awards shall have no effect on the compensation and benefits set forth in Article 6.

Section 4.04. Partial Forfeiture in the Event of Employee’s Breach of Article 11 or Article 12. In the event of a material breach by Employee of the covenants and promises regarding Noncompetition or Nonsolicitation contained in Article 11 or the covenants and promises regarding Nondisclosure of Confidential and Proprietary Information contained in Article 12, Employee shall forfeit to the Company all but 1,000 restricted shares of the Company’s common stock and all outstanding stock options granted on January 15, 2015 and on January 15, 2016 in accordance with the terms of 4.03.  In the event the Employee has already sold the restricted shares or stock at the time of said breach, Employee shall tender to the Company an amount equivalent to the sales price of all but 1,000 restricted shares of the Company’s common stock granted in Section 4.03.  Employee also agrees that the shares that are not subject to forfeiture, as set forth herein, are sufficient consideration that is reasonably related to protect the Company’s interests described in Articles 11 and 12, and that those interests, including but not limited to the confidential information and goodwill, are worthy of protection. Nothing in this Section is intended to, nor does it, in any way limit any and all other remedies available to the Company at law or in equity.

ARTICLE 5
CONFIDENTIAL INFORMATION, INVENTIONS,
BUSINESS OPPORTUNITIES AND GOODWILL

Section 5.01.  Confidential Information, Inventions, Business Opportunities and Goodwill.  The Company has and shall continue to: (a) disclose to Employee, and place Employee in a position to have access to or develop, non-public, confidential, or proprietary information and Inventions of the Company (or those of the Company’s Affiliates); (b) entrust Employee with business opportunities of the Company (or those of the Company’s Affiliates; and (c) place Employee in a position to develop business goodwill on behalf of the Company (or of the Company’s Affiliates). The Parties acknowledge and agree that the confidential or proprietary information that has been or will be received by Employee is essential to the performance of Employee’s duties. The Parties further acknowledge and agree that the Company has expended many resources, including time and money, in developing its confidential and proprietary information, and that the consideration and promises made herein, including those in Article 11, 12, and 13 are reasonably related to the protection of the Company’s confidential and proprietary information and other interests, including goodwill.

ARTICLE 6
COMPENSATION AND BENEFITS

Section 6.01.  Base Salary.  During the term of this Agreement, Employee shall receive a minimum, annualized base salary of an amount not less than the amount Employee was receiving as of the Agreement’s Effective Date (the “Base Salary”).  Employee’s Base Salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), the Base Salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof).  Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees, but no less frequently than monthly.

Section 6.02.  Bonuses.  Employee shall be eligible to receive an annual, calendar-year bonus (payable in a single lump sum) based on criteria determined at the discretion of the Board (or a committee thereof) (the “Annual Bonus”), it being understood that (a) the target bonus at planned or targeted levels of performance shall equal to a percentage of Employee’s Base Salary that is not less than the target percentage Employee was receiving as of the Agreement’s Effective Date and (b) the actual amount of each Annual Bonus shall be determined at the discretion of the Board (or a committee thereof).  The Company shall use commercially reasonable efforts to pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year).

Section 6.03.  Long-Term Equity Incentive Compensation.  On an annual basis, Employee shall be eligible to receive long term equity incentive awards under the Long Term Incentive Plan or any successor plan thereto.

Section 6.04.  Other Benefits.  During Employee’s employment hereunder, Employee shall be permitted to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior Employees of the Company.  The Company shall not, however, by reason of this Section 6.04, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to other senior employees generally.

Section 6.05.  Expenses.  The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee); provided, however, that, upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after Employee’s termination of employment with the Company to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.

Section 6.06.  Vacation and Sick Leave.  During Employee’s employment hereunder, Employee shall be entitled to vacation and other paid time off in accordance with the Company’s standard vacation and paid time off policy, as in effect from time to time.

Section 6.07.  Offices.  Subject to Articles 3 and 6, Employee agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any Affiliate and as a member of any committees of the board of directors of any such entities, and in one or more Employee positions of any Affiliate.

Section 6.08.  Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).  To the extent the clawback results in a deduction from wages or a final paycheck, Employee expressly authorizes the Company to make such deductions (pursuant to the Texas Payday Act).

ARTICLE 7
TERMINATION OF EMPLOYMENT; NOTICE
OF TERMINATION OF EMPLOYMENT; NOTICE OF NON-RENEWAL

Section 7.01.  Termination of Employment.  Employee’s employment with the Company may be terminated by the Company or Employee under the following circumstances: (a) Employee’s death; (b) Employee’s Disability; (c) termination by the Company for Cause; (d) termination by the Company without Cause; (e) resignation by Employee for Good Reason; or (f) resignation by Employee without Good Reason.  For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a Separation from Service.

Section 7.02.  Notice of Termination of Employment.  Any termination of Employee’s employment by the Company or by Employee (other than termination by reason of Employee’s death) shall be communicated in writing to the other party indicating the specific termination provision in the first sentence of Section 7.021 relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Employee’s employment under the provision so indicated, and specifying a Date of Termination of Employment which, if submitted by Employee, shall be at least 30 days following the date of such notice (a “Notice of Termination of Employment”); provided, however, that in the case of any Notice of Termination of Employment submitted by Employee, the Company may, in its sole discretion, advance the Date of Termination of Employment to any date following the Company’s receipt of the Notice of Termination of Employment (and, if the Date of Termination of Employment is so advanced, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of Employee’s employment by the Company for any reason whatsoever).  A Notice of Termination of Employment submitted by the Company may provide for a Date of Termination of Employment on the date Employee receives the Notice of Termination of Employment, or any date thereafter elected by the Company in its sole discretion.  If the Company is terminating Employee’s employment for Cause, the Company shall provide employee with a Notice of Termination of Employment and allow Employee 30 days following the date of such Notice of Termination to fully remedy, cure, or rectify, if possible, the situation giving rise to the Company’s allegations of Cause. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (excluding Employee, if Employee is a member of the Board) at a meeting of the Board at which at least a quorum is present (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel for Employee, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in this definition, and specifying the particulars thereof in detail. The failure by Employee or the Company to set forth in the Notice of Termination of Employment any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

Section 7.03.  Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee:  (i) as an officer of the Company and each Affiliate; (ii) as a member of the Board (if applicable); (iii) from the board of directors or similar governing body of any Affiliate; and (iv) from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative.

Section 7.04.  Notice of Non-Renewal of This Agreement.  In accordance with Section 2.01 of this Agreement, an election by the Company or by Employee not to extend the Employment Term under this Agreement shall be communicated in writing to the other party hereto (a “Notice of Non-Renewal”).  A Notice of Non-Renewal communicated by the Company or by Employee shall not constitute a Notice of Termination of Employment.

ARTICLE 8
SEVERANCE BENEFITS

Section 8.01.  Death, Disability, Termination for Cause or Resignation Without Good Reason.  If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason, or if such employment terminates by reason of Employee’s death or Disability, then, upon such termination, Employee (or Employee’s estate) shall be entitled to receive the Accrued Obligations (other than in the case of a termination by the Company for Cause, any bonus or incentive compensation that under the applicable plan requires Employee to be employed on the date of payment).  If Employee’s employment with the Company terminates by reason of death or Disability, then the Company shall also pay to Employee (or Employee’s estate or legal representatives, as applicable) on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus.

Section 8.02.  Involuntary Termination.  If Employee’s employment with the Company is subject to an Involuntary Termination, Employee shall be entitled to receive the Accrued Obligations and, subject to the provisions of Section 16.09, the Company will, as additional compensation for services rendered to the Company (including its Affiliates), pay to Employee the following amounts and take the following actions after the last day of Employee’s employment with the Company:

(a)         if the Involuntary Termination occurs prior to a Change in Control or on or after the second anniversary of the Change in Control, pay to Employee in equal monthly installments an amount in cash equal to the Severance Amount, the first installment to be paid on the date that is 60 days after the date of Employee’s termination of employment with the Company and subsequent installments to be paid on the first day of each of the next 11 calendar months thereafter or such lesser number of installments such that no installment is paid after March 1st of the year following the year in which Employee’s employment was terminated, with each installment equal to the Severance Amount divided by the total number of such installments to be paid;

(b)         if the Involuntary Termination occurs on the date of a Change in Control or before the second anniversary of the Change in Control, pay to Employee on the date that is 60 days after the date of Employee’s termination of employment with the Company a lump sum cash payment in an amount equal to the Severance Amount;

(c)          pay to Employee on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus; provided, however, that this paragraph shall apply with respect to such Pro Rata Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code; and

(d)         an additional lump sum cash payment in the amount of $25,000 to be paid on the same day as the first installment is paid pursuant to Section 8.02(a) (or, if applicable, on the same day as the lump sum cash payment is paid pursuant to Section 8.02(b)).

Section 8.03.  Death, Disability or Involuntary Termination After Agreement Termination Date.  If, after the Agreement Termination Date but prior to the payment date of the Annual Bonus for the calendar year in which the Agreement Termination Date occurs, Employee’s employment with the Company terminates by reason of the Employee’s death or by reason of what would have otherwise qualified as Disability or an Involuntary Termination under this Agreement if this Agreement was still in effect at the time of such termination of employment, the Company shall pay to Employee (or Employee’s estate or legal representatives, as applicable), subject to the provisions of Section 16.09, on the Pro Rata Bonus Payment Date an amount in cash equal to the Pro Rata Bonus.

ARTICLE 9
VESTING OF CERTAIN EQUITY-BASED AWARDS UPON EXPIRATION OF INITIAL TERM OF THIS AGREEMENT

Section 9.01.  Vesting of Certain Equity-Based Awards.  Notwithstanding the terms of the Company’s Long Term Incentive Plan or any applicable award agreement thereunder, subject to Employee’s continuing employment hereunder until December 31, 2016, on such date, all of Employee’s time-vesting awards of restricted stock, restricted stock units, if applicable, and stock options under the Company’s Long Term Incentive Plan that remain outstanding as of December 31, 2016 shall fully vest; provided that the vested shares underlying such awards may not be Transferred (as defined below) until the regular scheduled vesting date(s) set forth in the award agreement(s) applicable to such award(s) and further, such vested shares shall be subject to the forfeiture provision contain in Section 4.04 if Employee materially breaches the covenants set forth in Article 11 or Article 12.  “Transfer” means (a) offer, sell, pledge or hypothecate any legal or beneficial interest, including the grant of an option or other right, or otherwise transfer or enter into an agreement to do so or (b) enter into any hedge, swap or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership (whether such transaction is settled by delivery of cash, shares or otherwise); provided that Employee may sell a sufficient number of vested shares in order to satisfy the income tax obligations that Employee will incur in connection with the vesting of such awards on December 31, 2016.

ARTICLE 10
INTEREST ON LATE PAYMENTS

Section 10.01.  Interest on Late Payments.  If any payment provided for in Section 8.02(a), (b) or (c) or Section 8.03 is not made when due, then the Company shall pay to Employee interest on the amount payable from the date that such payment should have been made under such section until such payment is made, which interest shall be calculated at 5% plus the prime rate of interest announced by JPMorgan Chase Bank, or any successor thereto, at its principal office in New York, and shall change when and as any such change in such prime rate shall be announced by such bank, or any successor thereto.

ARTICLE 11
COMPETITION

Section 11.01.  Competition.  Employee and the Company agree to the restrictive covenants of this Article 11:  (i) in consideration for the confidential information provided by the Company to Employee pursuant to Article 5 or otherwise during the course of his employment; (ii) as part of the consideration for the compensation and benefits to be paid to Employee by the Company; (iii) in consideration for the vesting of equity-based awards provided pursuant to Section 9.01; (iv) to reasonably protect the trade secrets and confidential and proprietary information of the Company disclosed or entrusted to Employee by the Company and the goodwill of the Company, or its Affiliates and subsidiaries, developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company; and (v) as an additional incentive for the Company to enter into this Agreement.

(a)         As used in this Article 11, (i) the term “Company” shall include the Company and its Affiliates and subsidiaries, and (ii) the term “Business” shall mean the exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the period of Employee’s employment by the Company; provided, that any business or endeavor shall cease to be the “Business” if the Company is not or ceases to be engaged in such business or endeavor.

(b)         Employee shall not at any time while employed by the Company and for a 1-year period following the Date of Termination of Employment (the “Non-Compete Period”) directly or indirectly provide any service (whether as director, officer, employee, agent, representative, consultant or otherwise) in any geologic basin in which the Company has material Business interests that involve the use of similar geologic concepts employed by the Company in such geologic basin at the time in question.

(c)          During the Non-Compete Period, Employee shall not, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company, (i) to terminate or forego his or her actual or prospective employment with the Company, or (ii) to establish any relationship with Employee or any of Employee’s affiliates, employers, or prospective employers, for any business purpose competitive with the Business of the Company; or (iii) provide the name(s) and/or contact information of any current employee of the Company to Employee’s potential or subsequent employer(s), provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any employee of the Company.

(d)         During the Non-Compete Period, Employee shall not directly or indirectly: (i) interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Company and any current, potential, or prospective customer, vendor, supplier, subcontractor, lessor, lessee, employee, independent contractor, consultant, joint venturer, banker, financier, or investor of the Company, or in any way encourage them to terminate, resign, or otherwise alter their relationship with the Company; or (ii) solicit, call on, suggest, induce, entice away, interfere with, attempt to divert, accept business from or market services or products to, encourage, facilitate, or otherwise benefit from any person, current, potential, or prospective customer, vendor, supplier, subcontractor, lessor, lessee, employee, independent contractor, consultant, joint venturer, banker, financier, or investor of the Company.

(e)          Employee and the Company agree that the foregoing covenants are reasonable under the circumstances, necessary to protect the Company’s Business and interests, goodwill, confidential information, and other business assets the covenants are intended to protect, and that any breach of such restrictions would cause irreparable injury to the Company.  Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States and outside the United States during the

Non-Compete Period but acknowledges that Employee will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, Employee acknowledges that Employee’s skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Employee from earning a living.  Nevertheless, in the event the terms of this Article 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f)           Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 11.  Employee acknowledges that the geographic scope and duration of the covenants contained in this Article 11 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company’s operations of, and in, the Business, (ii) Employee’s level of control over and contact with the Company’s operations of, and in, the Business in all locales in which it is conducted, (iii) the geographic breadth in which the Company conducts the Business and (iv) the amount of consideration (including confidential information and trade secrets) that Employee is receiving from the Company.

(g)          In consideration of the Company’s promises herein, during the Non-Compete Period, Employee promises to disclose to the Company any employment, consulting, or other service relationship that Employee enters into after the termination of Employee’s employment with the Company for any reason.  Such disclosure shall be made within seven business days after Employee enters into such employment, consulting or other service relationship.  Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Employee’s services and to take any steps the Company deems necessary to enforce this Agreement.

ARTICLE 12
NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION

Section 12.01.  Nondisclosure of Confidential and Proprietary Information.  (a) Except in connection with the faithful performance of Employee’s duties for the Company or pursuant to Section 12.01(c) or (e), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, (i) use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any (A) confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form) or (B) confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, bankers, financiers, investors, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment or (ii) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and materially affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)         Upon the termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents and electronically stored information, in each case, that are confidential or proprietary to the Company, or any other confidential or proprietary documents (including electronically stored information) concerning the Company’s customers, business plans, strategies, products or processes.

(c)          Employee may respond to a lawful and valid subpoena or other legal process relating to the Business of the Company or the performance of his duties on behalf of the Company but shall (i) give the Company prompt notice thereof, (ii) make available to the Company and its counsel the documents and other information sought that are not subject to a binding confidentiality agreement and (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)         As used in this Article 12 and Article 13, the term “Company” shall include the Company and its Affiliates and subsidiaries.

(e)          Nothing in this Agreement shall prohibit Employee from (i) disclosing information and documents when required by law, subpoena, court order or legal process, (ii) disclosing information and documents to his immediate family members or, for the purpose of securing legal or tax advice, attorney or tax adviser (provided that the persons to whom such disclosures are made shall be informed of their obligation to maintain the strict confidentiality of any information provided to them), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer or person or entity to whom he may provide consulting services, or (iv) retaining, at any time, his personal correspondence and rolodex or address book and documents related to his own personal benefits, entitlements and obligations.

ARTICLE 13
INVENTIONS

Section 13.01.  Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the period of his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

ARTICLE 14
INJUNCTIVE RELIEF

Section 14.01.  Injunctive Relief.  It is recognized and acknowledged by Employee that a breach of the covenants contained in Articles 11, 12, 13 and 15 will cause irreparable damage to Company and its Affiliates and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Articles 11, 12, 13 and 15, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. It is also agreed that seeking or obtaining such equitable or injunctive relief shall not waive a Party’s ability to compel or seek arbitration under the terms of this Agreement.

ARTICLE 15
NON-DISPARAGEMENT

Section 15.01.  Non-Disparagement.  During Employee’s employment with the Company and following termination of his employment with the Company for any reason, (a) Employee agrees not to disparage in any material respect the Company, its Affiliates or subsidiaries, any of their products or practices, or any of their directors, officers, agents, representatives, members, partners or stockholders, either orally or in writing, and (b) the Company agrees that it and its Affiliates and subsidiaries will (i) not make any formal statements that disparage in any material respect Employee and (ii) use commercially reasonable efforts to advise its directors and officers not to disparage in any material respect Employee.

ARTICLE 16
GENERAL

Section 16.01.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Section 16.02.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, except that the Company shall be entitled to seek a restraining order, injunction, or other equitable relief, and expedited discovery necessary for the proceedings to obtain said equitable or injunctive relief, in order to prevent or cease any violation or continuation of any violation of the provisions of Articles 11, 12, 13 or 15 of this Agreement, and to obtain specific performance of said Articles. Employee hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond larger than $500.  Employee also agrees that waiver shall not be a defense to Company’s invocation of the Agreement’s arbitration clause subsequent to any proceeding to obtain the equitable or injunctive relief described herein.  Further, for purposes of obtaining said equitable and injunctive relief, Employee consents to the personal jurisdiction and venue of any Texas State court or United States court located in Harris County, Texas.  Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The Company shall bear all administrative fees and expenses of the arbitration and each party shall bear its own counsel fees and expenses except as otherwise provided in this paragraph.  If Employee makes a claim against the Company relating to the performance of, or the rights and obligations of, the Company arising under, relating to or in connection with this Agreement (a “Covered Claim by the Employee”), the arbitrators shall award Employee his reasonable legal fees and expenses if Employee prevails on one material Covered Claim by the Employee (as determined by the arbitrator).  If a claim is made by the Company against Employee relating to the performance of, or the rights and obligations of, Employee arising under, relating to or in connection with this Agreement (a “Covered Claim by the Company”), the arbitrators shall award Employee his reasonable legal fees and expenses; provided that if such Covered Claim by the Company relates to Employee’s performance or obligations under Articles 11, 12, 13 or 15, the arbitrators shall award Employee his legal fees and expenses only if the Company does not prevail on any Covered Claim by the Company relating to any such Section (as determined by the arbitrator).  Any reimbursement of reasonable legal fees and expenses required under this Section 16.02 and any reimbursement of expenses included in the Accrued Obligations payable to Employee under Article 6 shall be made not later than the close of Employee’s taxable year following the taxable year in which Employee incurs the expense; provided, however, that, upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Employee’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.  In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the date that is 10 years after the date of Employee’s termination of employment with the Company.

Section 16.03.  Payment Obligations Absolute.  The Company’s obligation to pay Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its Affiliates and subsidiaries) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

Section 16.04.  Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Employee and his estate.  If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

Section 16.05.  Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16.06.  Non-alienation.  Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

Section 16.07.  Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand-delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address he has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal Employee offices.

Section 16.08.  Controlling Law and Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.  With respect to any claim or dispute related to or arising under this Agreement, Employee and the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.  Notwithstanding the foregoing, Section 4.01 and the transfer restrictions set forth in Annex II of the Prior Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Furthermore, with respect to any claim or dispute related to or arising under Section 4.01 and the transfer restrictions set forth in Annex II of the Prior Agreement, Employee and the Company hereby consent to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 16.09.  Release and Delayed Payment Restriction.  (a) As a condition to the receipt of any benefit under Article 5 hereof (except in the case of the termination of Employee’s employment with the Company by reason of Employee’s death or Disability and except for the Accrued Obligations), Employee shall first execute a release in the form attached hereto as Exhibit A (with such changes therein as the Company may reasonably require to reflect changes in applicable law and the circumstances relating to the termination of Employee’s employment), releasing the Company and certain other persons and entities from certain claims and other liabilities.

(b)         The release described in Section 16.09(a) hereof must be effective and irrevocable within 55 days after the date of the termination of Employee’s employment with the Company.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Employee would otherwise be entitled to during the first six months following the date of Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If this Section 16.09(b) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Section 16.09(b) not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of Employee’s termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.  Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

Section 16.10.  Full Settlement.  If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company on account of his termination of employment.

Section 16.11.  Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company.

Section 16.12.  No Right to Continued Employment.  Employee and the Company recognize and agree that subject to the terms of this Agreement (including the notice provisions of Section 7.02), (i) the Company may terminate Employee’s employment at any time, for any reason or no reason at all and (ii) Employee may terminate his employment at any time, for any reason or no reason at all.

Section 16.13.  Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Employee or treated as included in Employee’s income under Section 409A of the Code) all federal, state, city, foreign and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

Section 16.14.  Number and Gender.  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

Section 16.15.  Entire Agreement.  Except as provided in Section 2.02, this Agreement, including the Exhibit attached hereto, constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior understandings, agreements or correspondence between the parties.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

EMPLOYEE

By:	/s/ James W. Farnsworth
	Name:	James W. Farnsworth
	Title:	Chief Exploration Officer and Executive Vice President, Exploration and New Ventures

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ Joseph H. Bryant
	Name:	Joseph H. Bryant
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF RELEASE

For and in consideration of certain payments and other benefits due to [•] (“Employee”) pursuant to the Employment Agreement (the “Employment Agreement”) dated as of [•], 20    , between Cobalt International Energy, Inc., (the “Company”) and Employee, and for other good and valuable consideration, Employee hereby agrees, for Employee, Employee’s spouse and child or children (if any), Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company and its divisions, Affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, members, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its Affiliates or subsidiaries (collectively, with the Company, the “Affiliated Entities”) or Employee’s separation from employment with the Affiliated Entities, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination, the payment of wages and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Employee’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.  By signing this Release, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Release.  This Release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding this release of liability, nothing in this Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

Protections under Older Workers Benefits Protection Act. Employee has read this Release carefully, and acknowledges that Employee fully understands its terms. Further, Employee acknowledges that Employee has been given at least 21 days to consider all of its terms and has been and is hereby advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Release, and Employee fully understands that by signing below Employee is knowingly and voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  Employee also understands that Employee has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Employee pursuant to the Agreement until eight days have passed since Employee’s signing of this Release without Employee’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, Employee expressly represents that he has not been forced or pressured in any manner whatsoever to sign this Release, and Employee agrees to all of its terms knowingly and voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Employee under the Employment Agreement or any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where Employee’s compensation or benefits are intended to continue or Employee is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Employee’s termination and (ii) rights to indemnification Employee may have under (A) applicable law, (B) any other agreement between Employee and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force.  This Release also shall not affect any prospective claims arising after the date of its execution.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	James W. Farnsworth Chief Exploration Officer and Executive Vice President, Exploration and New Ventures

Cobalt International Energy, Inc.

Date:	By:
Name:
Title: